EXHIBIT 2.23
EXECUTION COPY
SUPPLEMENTAL INDENTURE , dated as of December 30, 2008 (this “Supplemental Indenture”), among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the law of the United Mexican States (the “Issuer”), Alterna’TV Corporation, a Delaware corporation (the “New First Priority Guarantor”); HSBC Bank USA, National Association, as indenture trustee (the “Trustee”) under that certain Indenture dated as of November 30, 2006 (the “Indenture”) among the Company, each of the First Priority Guarantors named therein, and the Trustee.
W I T N E S S E T H :
WHEREAS, Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Indenture.
WHEREAS, Section 7.2(3) of the Indenture provides that the Company, when authorized by Board Resolutions, and the Trustee may, among other things, enter into one or more indentures supplemental to the Indenture, without the consent of any First Priority Holder, to add a First Priority Guarantor;
WHEREAS, Section 4.33(c)(iv)(i) of the Indenture provides that any newly created or acquired Restricted Subsidiary of the Company must join the Indenture as a First Priority Guarantor; and
WHEREAS, the Company and the New First Priority Guarantor shall execute and deliver to the Trustee this Supplemental Indenture.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1. First Priority Guarantees. The New First Priority Guarantor hereby agrees to unconditionally assume all the all of the rights and obligations of a First Priority Guarantor under the Indenture as described therein.
2. Trustee. The Trustee accepts the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture.
3. Effect on Indenture. As supplemented by this Supplemental Indenture, the Indenture is hereby ratified and confirmed in all respects.
4. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SATÉLITES MEXICANOS, S.A. DE C.V.
By:	/s/ LUIS STEIN
	Name:	Luis Stein
	Title:	CFO

By:	/s/ GUILLERMO REYES
	Name:	Guillermo Reyes
	Title:	Director of Finance

ALTERNA’TV CORPORATION
By:	/s/ LUIS STEIN
	Name:	Luis Stein
	Title:	CFO

By:	/s/ OCTAVIO LECONA
	Name:	Octavio Lecona
	Title:	Vice President for Legal Affairs and Secretary

HSBC Bank USA, National Association
By:	/s/ JOSEPH A. LLORET
	Name:	Joseph A. Lloret
	Title:	Assistant Vice President
[Signature Page to the First Priority Supplemental Indenture]